Exhibit 99.1
POMEROY IT SOLUTIONS
ANNOUNCES WITHDRAWAL OF DAVID POMEROY OFFER
AND DISMISSAL OF RELATED LAWSUIT

Hebron, KY – OCTOBER 9, 2008 – Pomeroy IT Solutions (NASDAQ “PMRY”), a technology and services solutions provider, announced today that its Board of Directors received confirmation from David B. Pomeroy, II, that the joint proposal he made to acquire the Company, along with his ComVest Investment Partners III LP (“ComVest”), is withdrawn.  On May 22, 2008, the Company disclosed that its Board of Directors had received a letter from Mr. Pomeroy, the Company’s founder and largest stockholder, proposing to acquire, with ComVest as his financial partner, all of the outstanding common stock of the Company not owned by him for a price of $6.00 per share.  Mr. Pomeroy has now informed the Board that he is no longer pursuing the acquisition of the Company with ComVest and he does not intend to seek out another financial partner or other alternative financing for such purpose.   The non-binding indication of interest from Mr. Pomeroy and ComVest had been referred to a Special Committee for review.  The Special Committee that was formed to review Mr. Pomeroy’s offer as well as explore a range of other alternative transactions that could enhance stockholder value will continue to review alternatives presented to the Committee.

“Notwithstanding the efforts that the Special Committee may have been engaged in relative to Mr. Pomeroy and ComVest, the Company has remained focused on our primary goal of returning Pomeroy to consistent profitability,” said Keith Coogan, CEO and President of Pomeroy IT Solutions.

The Company also announced today the dismissal of the purported class action complaint that was filed in the Commonwealth of Kentucky Boone Circuit Court against the Company, its directors, two of its executive officers, and ComVest.  The plaintiff’s complaint, which alleged, among other things, that the directors and officers of the Company were in breach of their fiduciary duties to shareholders in connection with the letter that the Company received from Mr. Pomeroy, proposing to acquire, with ComVest, all of the outstanding stock of the Company not owned by him, was, upon motions made to the Court by the various defendants, dismissed without prejudice by an order entered in the case on October 6, 2008.

“The Company and its directors believed that the allegations in the complaint were without merit, that it was premature for a shareholder action to be filed in response to our mere receipt of an unsolicited, non-binding indication of interest to acquire the Company, and the Court’s dismissal of the case is the proper result,” commented Mr. Coogan.

About Pomeroy IT Solutions, Inc.

Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies.  Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices.  Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability.  For more information, go to www.pomeroy.com.

Forward-Looking Statements

Certain of the statements in the preceding paragraphs may contain projections and other forward-looking statements.  While these statements are related to future events and represent our best current judgment, they are subject to risks and uncertainties that could cause actual results to vary.  These risks and other factors include but are not limited to:  changes in customer demands or industry standards; existing market and competitive conditions, including the overall demand for IT products and services; adverse or uncertain economic conditions; litigation; loss of key personnel; the nature and volume of products and services anticipated to be delivered; the mix of the products and services businesses; the type of services delivered; the ability to successfully attract and retain customers  and to sell additional products and service to existing customers; the ability to timely bill and collect receivables; the ability to maintain a broad customer base to avoid dependence on any single customer; the need to successfully attract and retain outside consulting services;  terms of vendor agreements and certification programs and the assumptions regarding the ability to perform there under; the ability to manage risks associated with customer projects;  and the ability to attract and retain technical and other highly skilled personnel.  These statements are only predictions.  Actual events or results may differ materially.

Contact:	Keith Coogan
(859) 586-0600 x1423